CERTIFIED RESOLUTIONS


     I, Wade Bridge, Assistant Secretary of The Veracity Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on March 29, 2007:

          WHEREAS, the Trustees of the Trust, including a majority of the disinterested Trustees, have reviewed the amount, type, form and coverage of National Union Fire Insurance Company Policy No. 6214292 (the "Fidelity Bond"); and

          WHEREAS, the amount of coverage under the fidelity Bond is $750,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

          THEREFORE, BE IT RESOLVED, that the amount, type form and coverage of the Fidelity Bond as described above are reasonable and the Fidelity Bond is approved; and

          FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust is designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

          FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effectuate these resolutions.



                                             /s/ Wade R. Bridge
May 18, 2007                                --------------------------------
                                            Wade Bridge, Assistant Secretary